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Exhibit 10.15(d)

AMENDMENT NO. 3
TO THE
CIGNA SUPPLEMENTAL 401(k) PLAN
(Effective as of January 1, 2010)

WHEREAS, Cigna Corporation maintains the Cigna Supplemental 401(k) Plan (Effective as of January 1, 2010) (the “Plan”) on behalf of its eligible employees; and

WHEREAS, under Section 5.5 of the Plan, the People Resources Committee of the Board of Directors of Cigna Corporation (the “PRC”) has retained the right to amend the Plan; and

WHEREAS, the PRC, by resolution dated April 25, 2012, delegated to certain officers of Cigna Corporation, including its Senior Human Resources Officer, the right to approve and adopt certain future amendments to the Plan; and

WHEREAS, Cigna Corporation desires to make certain changes to the Plan; and

            NOW, THEREFORE, effective immediately, the Plan is amended as follows:

1.         A new paragraph is hereby added to the end of Section 2.2 of the Plan as follows:

“Notwithstanding anything contained in Section 2.2(b) of the Plan to the contrary, any employee who is employed by the Company during a Plan Year but who is employed by a subsidiary or affiliate of Cigna Corporation (regardless of whether that subsidiary or affiliate has been authorized to participate in the Plan) on the last day of the applicable Plan Year shall remain eligible to participate in the Plan and to be credited with non-elective deferrals under Section 2.3 of the Plan for the applicable Plan Year but only to the extent that such Participant has otherwise Eligible Earnings under the Plan.”

2.         A new paragraph is hereby added to the end of Section 2.3 of the Plan as follows:

“Notwithstanding anything contained in the Plan to the contrary, former employees of Express Scripts Holding Company or any of its subsidiaries who otherwise become eligible to participate in this Plan as of January 1, 2020 (“Legacy ESI Participants”), will be credited with a non-elective deferral equal to the amount determined under Section 2.3(a) of the Plan for the 2019 Plan Year solely with respect to any annual bonus amounts earned for the 2019 Plan Year and deferred under the terms of the Express Scripts Executive Deferred Compensation Plan.  For avoidance of any doubt, Legacy ESI Participants will not be credited with any non-elective deferrals under the Plan for Plan Years ending before January 1, 2020 except as set forth in the preceding sentence.”

3.         Section 3.3(c) of the Plan is hereby deleted in its entirety and replaced with the following:

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“(c)      If a Change of Control occurs:

(1)        For a three-year period beginning on the effective date of a Change of Control, the Company (and any successor) shall neither terminate the Plan nor stop or reduce the rate of non-elective deferrals described in Section 2.3; and

(2)        If (A) a Change of Control occurs and (B) the 401(k) Plan’s Fixed Income Fund is no longer available as a hypothetical investment option following such Change of Control, then the annual income earned on at least one hypothetical fixed return guaranteed principal investment must be not less than 50 basis points over the Ten-year Constant Treasury Maturity Yield as reported by the Federal Reserve Board, based upon the November averages for the preceding year.”

Cigna Corporation causes this Amendment No. 3 to the Cigna Supplemental 401(k) Plan to be executed on December 20, 2019 by its duly authorized officer.

CIGNA CORPORATION

/s/ John M. Murabito

John M. Murabito

Executive Vice President

Human Resources and Services